Exhibit 99.1

Double Eagle Acquisition Corp., Led By Media Executive Jeff Sagansky, Announces Pricing Of $500 Million Initial Public Offering

LOS ANGELES, Sept. 14, 2015 /PRNewswire/ — Double Eagle Acquisition Corp. (Nasdaq: EAGLU), the third public acquisition vehicle led by media executive Jeff Sagansky, today announced the pricing of a $500 million initial public offering of 50,000,000 units at $10.00 per unit, including $20 million, or 2,000,000 units, to be sold pursuant to the underwriters' partial exercise of their over-allotment option. Each unit issued in the initial public offering consists of one Class A ordinary share and one warrant to purchase one half of one Class A ordinary share at an exercise price of $5.75 per half share ($11.50 per full share). The units are listed on the NASDAQ Capital Market and trade under the ticker symbol "EAGLU." Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols "EAGL" and "EAGLW," respectively.

Double Eagle was formed for the purpose of combining with one or more businesses through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Its efforts in identifying a prospective target business will be focused on, but not limited to, the media and entertainment industries. Double Eagle's sponsor is Double Eagle Acquisition LLC, of which Mr. Sagansky is the Managing Member. Joining him in the management of the company is Chief Financial Officer James Graf, who served in that capacity for Mr. Sagansky's two prior public acquisition vehicles, and Eli Baker, who joins the team as Vice President, General Counsel and Secretary, and was a director of one of Mr. Sagansky's prior public acquisition vehicles.

Harry E. Sloan, who co-led the two prior public acquisition vehicles with Mr. Sagansky, is a major founding investor in Double Eagle alongside the sponsor. Double Eagle's sponsor, Mr. Sloan and its independent directors, James M. McNamara, Dennis A. Miller and Fredric D. Rosen, have severally committed, pursuant to a written agreement, to purchase an aggregate of 19,500,000 private placement warrants, each exercisable to purchase one-half of one Class A ordinary share at $5.75 per one-half share, at a price of $0.50 per warrant, or $9,750,000 in the aggregate, in a private placement that will occur simultaneously with the closing of this offering.

Deutsche Bank Securities and BofA Merrill Lynch acted as joint book runners for the offering, with Sterne Agee CRT and I-Bankers serving as co-managers. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: 800-503-4611, or by emailing prospectus.CPDG@db.com; or from BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, by telephone at 212-647-2380 or by emailing dg.prospectus_requests@baml.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on September 10, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," including with respect to the closing of the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Double Eagle, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for Double Eagle's offering filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. Double Eagle undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Double Eagle Acquisition Corp.